================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             INSILCO CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               INSILCO CORPORATION



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  MAY 22, 1997

                                       AND

                                 PROXY STATEMENT


==============================================================================

                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                               INSILCO CORPORATION
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1997

                                                                  April 23, 1997

To the Stockholders of Insilco Corporation:

         NOTICE is hereby given that the Annual Meeting of Stockholders of Insilco Corporation, a Delaware corporation (the "Company"), will be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Thursday, the 22nd of May, 1997, at 9:00 a.m., local time, for the following purposes:

         1. To elect five directors, each for a one-year term expiring at the annual meeting of stockholders in 1998.

         2. To consider and act upon a proposal to amend the Insilco Corporation 1993 Long-Term Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan from 1,500,000 to 2,000,000 shares.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Owners of Common Stock of the Company of record at the close of business on April 11, 1997, will be entitled to vote at the meeting.

         Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided.

         A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996, is enclosed. Thank you for your cooperation.

                                 By Order of the Board of Directors

                                 Robert L. Smialek
                                 Chairman of the Board and President

                               INSILCO CORPORATION
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                                                                  April 23, 1997

                               PROXY STATEMENT FOR
                       1997 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

        This Proxy Statement is furnished to the stockholders of Insilco Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Thursday, May 22, 1997, at 9:00 a.m., local time, and at any adjournment thereof. The Proxy Statement and the enclosed proxy are being mailed to the stockholders on or about the date set forth above.

        All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Director's unanimous recommendations, which are FOR the election of James J. Gaffney, Terence M. O'Toole, Thomas E. Petry, Robert L. Smialek and Barry S. Volpert as directors of the Company; FOR amendment to the Insilco Corporation 1993 Long-Term Incentive Plan to increase the number of shares of Common Stock available under the Plan from 1,500,000 to 2,000,000 shares; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

        A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention Chief Executive Officer or Corporate Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

        A majority of the outstanding shares of the Company will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted for a particular nominee will be counted towards such nominee's achievement of a plurality. Abstentions and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the stockholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Therefore, on all matters other than the election of directors, abstentions and broker non-votes will have the same effect as votes cast against the proposal.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

        Only stockholders of record at the close of business on April 11, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At April 11, 1997, the Company had 9,451,329 outstanding shares of Common Stock, $.001 par value (the "Common Stock"). Each stockholder is entitled to one vote for each share held. There are no cumulative voting rights in the election of directors. See also, "Information Concerning Directors, Executive Officers and Principal Stockholders."

                              ELECTION OF DIRECTORS

        Management intends to nominate James J. Gaffney, Terence M. O'Toole, Thomas E. Petry, Robert L. Smialek and Barry S. Volpert for election as directors of the Company, each to serve for a term of one year and until his successor is duly elected and qualified. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees. If for any reason a nominee should not be a candidate for election at the time of the meeting (which management does not expect), the proxies may be voted for a substitute nominee in the discretion of those named as proxies. The election of each nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

        The following table sets forth name, age and business experience of the nominees for election as directors of the Company. Each director has held the occupation indicated for more than the past five years unless otherwise indicated.

                                   NAME AND BUSINESS EXPERIENCE                                          AGE

James J. Gaffney                                                                                         56
               Mr. Gaffney specializes in the turnaround of financially troubled companies, serving with such companies as the chief executive officer, as a board director or as an independent consultant.  He is currently the
               President and Chief Executive Officer of General Aquatics, Inc., a
               successor to KDI Corporation (September 1993 - Present).  He previously served as Chief Executive Officer of International Tropic-
               Cal, Inc. (August 1991 - July 1992), and as an independent consultant from September 1989 to August 1991, and from July 1992 to the present.  He also is a director of Koll Real Estate Group Inc. and C.R.
               Anthony.

Terence M. O'Toole                                                                                       38
               Mr. O'Toole has been a Managing Director of Goldman, Sachs & Co.
               ("Goldman Sachs") and a Participating Limited Partner in the Goldman
               Sachs Group, L.P. ("GS Group") since November 1996.  Previously, he was a general partner of Goldman Sachs and GS Group from 1992 to
               1996.  Mr. O'Toole is also a member of Goldman Sachs' Investment
               Committee.  He was previously a Vice President of Goldman Sachs.
               Mr. O'Toole is a director of AMF Group Inc., Western Wireless
               Corporation, and several private companies.

Thomas E. Petry                                                                                          57
               Mr. Petry is Chairman of the Board (since March 1989) of Eagle-Picher
               Industries, Inc., which is engaged in, among other businesses, the manufacture of earthmoving equipment and other machinery,
               automotive parts and other industrial products.  A voluntary petition under Chapter 11 of the Federal Bankruptcy Laws was filed by Eagle-
               Picher Industries, Inc. on January 7, 1991.  An amended plan of reorganization was filed during August 1996, and approved by U.S.
               Bankruptcy Court during November 1996, whereby Eagle-Picher emerged from bankruptcy reorganization.  Mr. Petry is a director of The
               Union Central Life Insurance Co., The William Powell Co., CINergy
               Corp., Star Banc Corp., and Star Bank, N.A.

Robert L. Smialek                                                                                        53
               Mr. Smialek has served as Chairman of the Board, President and Chief
               Executive Officer of the Company since May 1, 1993.  From October
               1992 to May 1993, Mr. Smialek served as the President and Chief
               Operating Officer of the Temperature and Appliance Controls Group of
               Siebe plc, a global controls and engineering firm.  From September
               1990 to October 1992, Mr. Smialek served as President and Chief
               Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc.  From May
               1988 to May 1990, Mr. Smialek served as Group Vice President for
               Tracor Instruments Group.  For the prior 19 years, Mr. Smialek worked for General Electric Company, most recently as the General Manager of Manufacturing and Technology Operations for the General Electric
               Medical Systems Group.

Barry S. Volpert                                                                                         37
               Mr. Volpert has been a Managing Director of Goldman Sachs and a
               Participating Limited Partner in GS Group since November 1996.  He was a general partner of Goldman Sachs from 1994 to 1996.  He was previously a Vice President of Goldman Sachs from 1990 to 1994 and the Manager of Water Street Corporate Recovery Fund I, L.P., an
               investment partnership of which Goldman Sachs is the general partner
               ("Water Street"), from 1991 to 1994.  From 1989 to 1991, Mr. Volpert was the head of Goldman Sachs' workout and restructuring advisory business.  He also is a director of Elifin S.A. (Luxembourg), Mane
               Investments, Ltd. (New Zealand), and Rockefeller Center Properties,
               Inc.

       The nonemployee directors were first elected to the Board of Directors effective April 1, 1993. Mr. Smialek, as the Company's Chief Executive Officer, became a director effective May 1, 1993. Each has served as director continuously since his election.

                      INFORMATION CONCERNING THE DIRECTORS,
                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company on March 31, 1997:

 NAME AND ADDRESS                                 NUMBER OF SHARES                      PERCENTAGE
OF BENEFICIAL OWNER                              BENEFICIALLY OWNED                      OF CLASS

Water Street Corporate Recovery                        5,866,494(1)(2)                      61.7%
 Fund I, L.P.
 85 Broad Street
 New York, NY  10004

Pioneer Management Corporation                           763,800                             8.1%
60 State Street
Boston, MA  02109

Continental Casualty Company                             502,926(3)                          5.3%
CNA Plaza
Chicago, Illinois 60685

-------------

(1) Represents shares beneficially owned by Water Street. Goldman Sachs is the general partner of Water Street and thus may be deemed to be the beneficial owner of shares held by Water Street. GS Group is a general partner of Goldman Sachs and directly owns 334 shares of Common Stock not included in the amount shown. The address of Goldman Sachs and GS Group is 85 Broad Street, New York, NY 10004. Goldman Sachs disclaims beneficial ownership of the shares held by Water Street except to the extent such ownership corresponds to its interests in Water Street and disclaims beneficial ownership of the shares held by GS Group. GS Group disclaims beneficial ownership of the shares held by Water Street to the extent partnership interests in Water Street are held by persons other than GS Group, Goldman Sachs or their affiliates.

(2) Includes an aggregate of 40,000 shares of Common Stock acquired from the Company by Water Street through Messrs. O'Toole and Volpert pursuant to the director plan described under "Director Compensation." Also includes 64,000 shares subject to stock options exercisable within 60 days of March 31, 1997.

(3) Represents shares beneficially owned by Continental Casualty Company ("Continental"). Continental is a subsidiary of CNA Financial Corporation ("CNA") and Loews Corporation ("Loews"). As such, CNA and Loews may be deemed to be the beneficial owner of shares held by Continental. Each of CNA and Loews disclaim beneficial ownership of the shares held by Continental. The address for CNA is CNA Plaza, Chicago, Illinois 60685. The address for Loews is 667 Madison Avenue, New York, New York 10021.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of March 31, 1997, the beneficial ownership of the Company's Common Stock by each officer named in the Summary Compensation Table who owns shares of the Common Stock, each director of the Company and by all directors and executive officers as a group:

                                                      NUMBER OF SHARES                      PERCENTAGE
NAME OF BENEFICIAL OWNER                             BENEFICIALLY OWNED                      OF CLASS

James J. Gaffney                                          20,000(1)                                *
Terence M. O'Toole                                     5,866,494(2)                            61.7%
Thomas E. Petry                                           32,000(3)                                *
Robert L. Smialek                                        384,000(4)                             3.9%
Barry S. Volpert                                       5,866,494(2)                            61.7%
Robert F. Heffron                                         29,165(5)                                *
Kenneth H. Koch                                           9,965 (6)                                *
James D. Miller                                           32,405(7)                                *
Philip K. Woodlief                                         9,746(8)                                *
All directors and executive
 officers as a group (11 persons)                      6,404,083(9)                            64.3%

--------------

*    Less than 1%

(1) Includes 20,000 shares subject to stock options exercisable within 60 days of March 31, 1997.

(2) The shares listed for Mr. O'Toole and Mr. Volpert are beneficially owned by Water Street or by Goldman Sachs or GS Group of which Mr. O'Toole and Mr. Volpert are general partners; however, Mr. O'Toole and Mr. Volpert disclaim beneficial ownership of such shares except to the extent of their indirect pecuniary interest in such shares. Includes 64,000 shares subject to stock options exercisable within 60 days of March 31, 1997. Also includes an aggregate of 40,000 shares of Common Stock acquired from the Company by Water Street through Messrs. O'Toole and Volpert pursuant to the director plan described under "Director Compensation."

(3) Includes 32,000 shares subject to stock options exercisable within 60 days of March 31, 1997.

(4) Includes 320,000 shares subject to stock options exercisable within 60 days of March 31, 1997, and 61,700 shares of Common Stock acquired from the Company by Mr. Smialek pursuant to the restricted stock award described under "Employment and Severance Benefit Agreements."

(5) Includes 26,665 shares subject to stock options exercisable within 60 days of March 31, 1997. Also includes 1,600 shares owned by Mr. Heffron's three children.

(6) Includes 8,665 shares subject to stock options exercisable within 60 days of March 31, 1997.

(7) Includes 16,345 shares of Common Stock acquired from the Company by Mr. Miller pursuant to the restricted stock award described under "Employment and Severance Benefit Agreements," and 16,060 shares subject to stock options exercisable within 60 days of March 31, 1997. Mr. Miller terminated his employment with the Company on April 18, 1997.

(8) Includes 9,345 shares subject to stock options exercisable within 60 days of March 31, 1997.

(9) Includes 516,043 shares subject to stock options exercisable within 60 days of March 31, 1997. Also includes 118,045 shares of Common Stock acquired from the Company by the directors and executive officers as a group pursuant to the director plan described under "Director Compensation" and the restricted stock awards described under "Employment and Severance Benefit Agreements."

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors of the Company had a total of six regular meetings and five special meetings. Each of the directors attended 75% or more of the total number of the Board of Directors meetings held during 1996. The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are James J. Gaffney, Terence M. O'Toole, Thomas E. Petry and Barry S. Volpert. The Audit Committee oversees the work of the internal audit staff and external auditors and met three times during 1996. All members of the Audit Committee attended 75% or more of the total number of the Audit Committee meetings held during 1996. The Compensation Committee, comprised of James J. Gaffney and Thomas E. Petry, reviews officer compensation, administers the 1993 Long-Term Incentive Plan, and met five times during 1996, with both members attending all meetings.

       As required by the Company's Amended and Restated Plan of Reorganization filed with the United States Bankruptcy Court for the Western District of Texas in November 1992 (the "Plan of Reorganization"), a Litigation Committee, comprised of Messrs. Gaffney and Petry, investigated potential claims against Merrill Lynch & Co., Inc., and its subsidiary Merrill Lynch, Pierce, Fenner & Smith Inc., in connection with certain aspects of the leveraged buyout of the Company in 1988. The Litigation Committee concluded its task in March 1997.

DIRECTOR COMPENSATION

       In 1993, the Company adopted the 1993 Nonemployee Director Stock Incentive Plan (the "Director Plan") covering 360,000 shares of Common Stock for nonemployee directors in lieu of paying annual or other directors' fees. Each present nonemployee director, having purchased 6,666 shares of Common Stock issued by the Company at $15 per share, has been awarded 13,334 shares of restricted stock and has been granted options to purchase up to 40,000 shares of Common Stock from the Company under the Director Plan. The terms of the options and the restricted stock awards, including forfeiture provisions, generally are the same as those described under "Employment and Severance Benefit Agreements" respecting the options and restricted stock awarded Mr. Smialek. Water Street owns the options granted to Messrs. O'Toole and Volpert and the stock sold or awarded to them. During 1996, each nonemployee director participating in the Director Plan became fully vested in 13,334 shares of the restricted stock awarded to them under the Director Plan.

EXECUTIVE OFFICERS

       Set forth below are the name, age and office of each "executive officer" of the Company (as defined by the Securities and Exchange Commission).

       Robert L. Smialek, age 53               President and Chief Executive Officer
       Robert F. Heffron, age 51               Executive Vice President and Chief Operating Officer
       Kenneth H. Koch, age 41                 Vice President, General Counsel and Secretary
       Les G. Jacobs, age 46                   Vice President, Human Resources and Assistant Secretary
       Philip K. Woodlief, age 43              Vice President and Corporate Controller
       David A. Kauer, age 41                  Vice President and Treasurer

       Executive officers are elected annually to serve for a year or until their successors are elected. During the past five years, Mr. Smialek has had the business experience set forth above under "Directors," while the other executive officers have had the business experience described below. Unless otherwise stated, positions are with the Company.

       Mr. Heffron: Executive Vice President and Chief Operating Officer (since October 1996); Executive Vice President from July 1993 to October 1996; Vice President and General Manager of the Grayson Division of Robertshaw Controls Company (a subsidiary of Siebe, Inc.), January 1992 - June 1993; Vice President and General Manager of Ranco, Inc. (a subsidiary of Siebe, Inc.), February 1991
- January 1992; Vice President, Business Operations of the Control Systems Division of Johnson Controls, Inc., October 1990 - February 1991; Vice President and General Manager of the Control Products Division of Johnson Controls, Inc. prior thereto. Each of the foregoing companies or divisions manufactures or supplies control devices and systems for refrigeration, ventilation, air conditioning, heating, appliance or automotive applications.

       Mr. Koch: Vice President, General Counsel and Secretary (since October
1993); prior thereto, attorney and partner with the law firm of Porter, Wright, Morris & Arthur.

     Mr. Jacobs: Vice President, Human Resources (since August 1993); Director of Human Resources from January 1990 to August 1993; prior thereto, Director, Compensation and Employee Programs, of Rockwell International.

     Mr. Woodlief: Vice President and Corporate Controller (since April 1997); Controller from February 1989 to April 1997.

     Mr. Kauer: Vice President and Treasurer (since April 1997); Treasurer from September 1993 to April 1997; Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.), October 1989 - September 1993.

                             EXECUTIVE COMPENSATION

       The aggregate remuneration of the Chief Executive Officer during 1996 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996, is set forth in the following table:


                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term Compensation
                                                  Annual Compensation                       Awards
                                               -------------------------      -------------------------------
       (a)                           (b)           (c)             (d)               (f)             (g)               (i)

                                                                                                  Securities        All Other
Name and Principal                                                            Restricted Stock    Underlying       Compensation
Position                            Year       Salary ($)      Bonus ($)        Award(s) ($)      Options (#)          ($)
-----------------------------       ----       ----------      ---------      ----------------    -----------      ------------
Robert L. Smialek                   1996        $537,499       $235,000                                 --          $13,251(1)
President and CEO                   1995         500,000        180,000                                 --           13,817(2)
                                    1994         500,000        200,000                                 --           11,104(3)

James D. Miller(4)                  1996         302,500        180,000                              5,000            8,374(5)
Executive Vice President            1995         292,500        135,000                                 --           11,106(6)
and Chief Financial Officer         1994         154,375         95,000          360,000(7)         50,000           11,223(8)

Robert F. Heffron                   1996         252,500        150,000                              4,000            5,920(9)
Executive Vice President            1995         237,500        110,000                                 --            3,671(10)
and Chief Operating Officer         1994         222,500        163,059                              8,000            3,821(11)

Kenneth H. Koch                     1996         151,167         78,373                              2,500            3,114(12)
Vice President, General             1995         138,667         50,000                                 --            2,693(13)
Counsel and Secretary               1994         127,500         80,796                              5,000            1,769(14)

Philip K. Woodlief                  1996         157,000         65,000                              1,500            3,039(15)
Vice President and                  1995         145,000         45,000                                 --            2,412(16)
Corporate Controller                1994         134,167         47,000                              5,000            3,446(17)

--------------

(1) Includes employer contributions under the Company's Employee Thrift Plan 401(k) (the "Thrift Plan") ($2,250) and insurance premiums paid by the Company ($10,509).

(2) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($8,354).

(3) Includes Thrift Plan contributions ($2,953) and insurance premiums paid by the Company ($8,151).

(4)  Mr. Miller was employed by the Company from June 16, 1994 to April 18,
     1997.

(5) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($5,174).

(6) Includes Thrift Plan contributions ($2,250), insurance premiums paid by the Company ($1,556), and living allowance ($6,250).

(7) Represents restricted stock awards totaling 20,000 shares of Common Stock multiplied by $18.00, the estimated fair market value of a share of Common Stock on June 16, 1994, the date the awards were made. At December 31, 1996, the aggregate value of these shares was approximately $770,000 determined by reference to the closing price reported for the Common Stock for that day by Nasdaq National Market. As described below under "Employment and Severance Benefits Agreements," the restrictions will lapse with respect to all of the restricted shares on the earlier to occur of June 16, 1997 or Mr. Miller's termination of employment.

(8) Includes temporary living expenses ($8,125) and insurance premiums paid by the Company ($3,098).

(9) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($3,301).

(10) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($1,136).

(11) Includes Thrift Plan contributions ($2,644) and insurance premiums paid by the Company ($1,177).

(12) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($733).

(13) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($198).

(14) Includes Thrift Plan contributions ($1,477) and insurance premium paid by the Company ($292).

(15) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($733).

(16) Includes Thrift Plan contributions ($2,198) and insurance premiums paid by the Company ($214).

(17) Includes Thrift Plan contributions ($3,062) and insurance premiums paid by the Company ($384).

STOCK OPTIONS

       The following table shows information regarding options to purchase shares of the Company's Common Stock granted to executive officers named in the summary compensation table in 1996 under the 1993 Long-Term Incentive Plan.





                                               INDIVIDUAL GRANTS
                              ----------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                           % OF TOTAL                                   AT ASSUMED ANNUAL RATES
                                             OPTIONS                                   OF STOCK PRICE APPRECIATION
                               OPTIONS     GRANTED TO      EXERCISE                        FOR OPTION TERM(1)
                               GRANTED      EMPLOYEES       PRICE      EXPIRATION   --------------------------------
           NAME                  (#)      IN FISCAL YEAR  ($/SHARE)       DATE       0%($)       5%($)       10%($)
---------------------------   ---------  ---------------  ----------  ------------  -------    --------     --------

                                                                     -             -
Robert L. Smialek                --            --             --           --          --         --           --
James D. Miller(2)             5,000          4.9%          $35.00      3/20/06        $0       $99,876     $262,694
Robert F. Heffron              4,000          3.9%          $35.00      3/20/06        $0       $79,901     $210,155
Kenneth H. Koch                2,500          2.4%          $35.00      3/20/06        $0       $49,938     $131,347
Philip K. Woodlief             1,500          1.5%          $35.00      3/20/06        $0       $29,963      $78,808

--------------

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

(2)  Mr. Miller terminated his employment with the Company on April 18, 1997.

         None of the individuals named in the Summary Compensation Table exercised any Company stock options or stock appreciation rights in 1996. The following table shows information regarding the exercisability of options held by the named executive officers at fiscal year end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                     (a)                             (d)                                           (e)

                                            Number of Unexercised                          Value of Unexercised
                                                 Options at                              In-the-Money Options at
                                                 FY-End (#)                                   FY-End ($)(1)
                                   ----------------------------------------      ----------------------------------------

                  Name                Exercisable         Unexercisable             Exercisable         Unexercisable
                  ----                -----------         -------------             -----------         -------------
         Robert L. Smialek               240,000               160,000              $3,600,000            $2,400,000
         James D. Miller(2)               33,333                21,667                 683,333               359,167
         Robert F. Heffron                30,333                 6,667                 632,833                36,667
         Kenneth H. Koch                  15,333                 4,167                 310,333                22,917
         Philip K. Woodlief               18,333                 3,167                 380,833                19,417

--------------

(1) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value of $38.50 on December 31, 1996.

(2)  Mr. Miller terminated his employment with the Company on April 18, 1997.

RETIREMENT PLAN AND SUPPLEMENTAL ARRANGEMENTS

         The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") provides retirement benefits for salaried employees, including officers. The Company compensates employees for the loss of benefits which otherwise would result because of the limitations the Internal Revenue Code places on pensions that may be paid under tax-qualified retirement plans such as the Retirement Plan. The unfunded supplemental retirement payments are accounted for as operating expenses when earned.

         The following table shows the estimated annual retirement allowances payable after retirement at normal retirement age to persons in the following specified remuneration and years-of-service classifications (before any deductions for joint or survivorship payments) without regard to any statutory limitations imposed by the Internal Revenue Code. Normal retirement allowances, beginning at age 65, equal (i) 50% of final average compensation minus (ii) 50% of the retiree's primary social security benefit, pro-rated if total service is less than 25 years or, in certain cases, is less than 35 years. Five years of service is required for vesting.


          FINAL                                       Years of Service
         AVERAGE
        EARNINGS(1)              15                20                 25                30                  35

          $125,000           $ 33,385          $ 44,514           $ 55,642           $ 55,642           $ 55,642
           150,000             40,885            54,514             68,142             68,142             68,142
           175,000             48,385            64,514             80,642             80,642             80,642
           200,000             55,885            74,514             93,142             93,142             93,142
           250,000             70,885            94,514            118,142            118,142            118,142
           300,000             85,885           114,514            143,142            143,142            143,142
           350,000            100,885           134,514            168,142            168,142            168,142
           400,000            115,885           154,514            193,142            193,142            193,142
           450,000            130,885           174,514            218,142            218,142            218,142
           500,000            145,885           194,514            243,142            243,142            243,142
           550,000            160,885           214,514            268,142            268,142            268,142
           600,000            175,885           234,514            293,142            293,142            293,142
           650,000            190,885           254,514            318,142            318,142            318,142

---------------

(1) The higher of (i) average annual compensation for any five consecutive calendar years during the final 10 years of employment or (ii) the average annual compensation for the last 60 months of employment. Compensation consists of salary (including voluntary salary deferrals) and bonus. Supplemental payments are based on average earnings in excess of $150,000.

     At December 31, 1996, Messrs. Smialek, Miller, Heffron, Koch, and Woodlief were credited, under the Retirement Plan and various supplemental arrangements, with approximately 2.7, 1.5, 5.8, 2.2, and 6.9 years of service, respectively, for purposes of determining their pensions.

EMPLOYMENT AND SEVERANCE BENEFIT AGREEMENTS

         The Company employs Mr. Smialek under an agreement providing that Mr. Smialek will serve indefinitely as President and Chief Executive Officer of the Company. Under the agreement, Mr. Smialek receives an annual base salary of $550,000. Mr. Smialek will be eligible to receive annual bonuses and salary increases in such amounts as may be reasonably determined by the Compensation Committee. Mr. Smialek received an annual bonus for 1996 in the amount of $235,000. Mr. Smialek also is entitled to participate in all incentive, savings, retirement and welfare benefit plans and arrangements in which certain other senior executive officers are eligible to participate, other than any restricted stock or option plans in which his participation will be at the discretion of the Company.

         If Mr. Smialek's employment is terminated by the Company without "Cause" or by Mr. Smialek for "Good Reason" (as the quoted terms are used in the agreement), he will be entitled to a lump sum amount equal to his accrued salary, annual bonus and vacation pay and any compensation previously deferred by him (collectively, the "Accrued Obligations") as well as a severance payment equal to his annual salary plus the greater of $150,000 or his most currently determined annual bonus, together with the continuation of certain benefits for a one-year period.

         In 1993, Mr. Smialek purchased from the Company 33,333 restricted shares of Common Stock issued under the Plan at a cash purchase price per share of $15, whereupon 66,667 restricted shares were awarded to him under the Plan for a nominal price (all of such restricted shares are referred to collectively herein as the "Restricted Shares"). Restrictions on the Restricted Shares expired March 31, 1996, and Mr. Smialek has all the rights of a holder of common stock with respect to such shares. Mr. Smialek has the option to settle the tax withholding obligations of the Company resulting from expiration of the restrictions with shares of Common Stock.

         In 1994, Mr. Miller purchased from the Company 10,000 shares of Common Stock issued under the Plan at a cash purchase price per share of $17.75, whereupon the Company awarded Mr. Miller 20,000 shares of restricted stock under the Plan. Except as noted below, Mr. Miller is not permitted to sell, transfer, pledge or otherwise encumber any shares so purchased or awarded until the restrictions thereon expire. He otherwise has all the rights of a holder of Common Stock with respect to such shares, including the right to vote and receive dividends and distributions, if any, but any dividends or other distributions thereon in stock or securities or any extraordinary cash dividends or distributions are subject to the same restrictions as the underlying restricted stock and are held by the Company until the restrictions on the underlying stock expire.

         Restrictions on the 20,000 shares of restricted stock awarded to Mr. Miller expired on April 18, 1997, the date Mr. Miller terminated his employment with the Company. Under the Plan, Mr. Miller is entitled to settle the tax withholding obligations of the Company resulting from the expiration of the restrictions with shares of Common Stock.

         In December 1996, the Company entered into a Value Appreciation Agreement with Messrs. Heffron, Jacobs, Koch, Woodlief, and certain other officers. The Value Appreciation Agreement provides that the executives will be entitled to receive a commission from the Company in certain circumstances following a transaction giving rise to the change in control. The amount of the commission is dependent on achieving a threshold price per share in any such transaction and is determined based on the amount realized per share in excess of the threshold price. The Value Appreciation Agreement has a term of two years.

         In December 1996, the Company entered into Income Protection Agreements with Messrs. Heffron, Jacobs, Koch, Woodlief, and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by the Company without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to executive in the event of a termination of employment covered by the Income Protection Agreement are as follows: (i) one year's base salary; (ii) a bonus equal to the bonus paid to executive in 1996 or the target bonus for the year in which employment is terminated; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) accelerated vesting of all stock options and stock appreciation rights; (v) continuation of any rights to indemnification from the Company; and (vi) certain outplacement services. The Income Protection Agreements have three year terms and automatically renew for subsequent one year terms, unless terminated by either party.

         The following Compensation Committee Report and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

         For fiscal years beginning with the 1994 fiscal year, the Compensation Committee (the "Committee") has been given the authority to review and evaluate individual executive officers and to determine the compensation for each executive officer. In general, the Committee's philosophy is to attract, motivate and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance shareholder value. The Company's compensation program includes competitive base salaries, annual bonus opportunities, competitive benefits and long-term awards under the 1993 Long-Term Incentive Plan (the "Plan").

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Robert L. Smialek became the Company's Chief Executive Officer effective May 1, 1993. Mr. Smialek's compensation for 1996 consisted of a base salary of $500,000 through April 30, 1996 and $550,000 thereafter, and a bonus of $235,000. Determination of Mr. Smialek's base salary, and the increase in base salary as of May 1, 1996, was primarily based on Mr. Smialek's background and experience, and compensation levels of executives in similar positions in comparable businesses, and the fact that Mr. Smialek had not received an increase in base salary during the three year term of his original employment agreement that expired April 30, 1996. The cash bonus paid to Mr. Smialek for 1996 was based primarily on the Company achieving certain specified financial performance goals and the perceptions of the Committee. At the Compensation Committee meeting held on March 20, 1996, the employment agreement was extended indefinitely and Mr. Smialek's annual salary was increased to $550,000. Mr. Smialek will also be eligible to receive annual bonuses in such amounts as may be reasonably determined from time to time by the Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

         The Company's compensation program for its executive officers is based on the following objectives:

         o Total compensation of the executive officers should be linked to the financial performance of the Company and enhancement of shareholder value.

         o The compensation paid to the executive officers of the Company should be competitive with executive compensation levels of similar companies so that the Company can attract, motivate and retain qualified key executives.

         o The compensation program should reward outstanding individual performance and contributions to the Company as well as experience.

         Compensation for executive officers in 1996 consisted of base salary, bonuses and stock option awards under the Plan. Base salaries and bonuses were paid to executive officers (excluding the Chief Executive Officer) based upon each such executive officer's individual performance, duties, responsibilities, experience and tenure, general economic conditions, the recent financial performance of the Company, and other factors. Bonuses paid to the executive officers were determined in accordance with a bonus plan that required 70% of the bonus to be determined on the basis of the Company's achieving certain specified financial performance goals, and 30% on the basis of the Committee's and the Chief Executive Officer's evaluation of the performance of each executive officer. In addition, the Chief Executive Officer has the discretion to make performance-related individual awards. One award was made in 1996 to an executive officer under this corporate-wide award program.

         Stock options were awarded under the Plan to executive officers (excluding the Chief Executive Officer) in March 1996. The number of options awarded to each executive officer was determined by the Committee based on a recommendation of the Chief Executive Officer. Determination of such awards was based on the executive officer's length of services and the perceptions of the Committee and the Chief Executive Officer of the individual contributions and performance and ability to impact overall business results. The Committee considered the levels of options awarded to executives in similar positions and at similar salary levels as compared to four broad-based surveys published by four separate compensation consulting firms.

IMPACT OF 1993 TAX ACT CHANGES

         The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m) that bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year (the "Dollar Limitation"). A covered employee of the Company is any employee who appears in the Summary Compensation Table who is also employed by the Company on December 31. The Dollar Limitation applies to tax years beginning after 1993.

         The new legislation potentially impacts three components of the Company's executive compensation package. These include base salaries, bonuses, and awards under the Plan. The Company does not believe that the new legislation as amended will have any effect on the deductibility of compensation payable in 1996 to any of its executive officers.

         The Company believes that the Plan currently qualifies for the exemption provided for performance based compensation and awards under the Plan will not be subject to the Dollar Limitation.

COMPENSATION COMMITTEE:

James J. Gaffney
Thomas E. Petry

PERFORMANCE GRAPH

         The following Performance Graph compares the performance of the Company with that of the Russell 2000 Index and the Standard & Poor's Conglomerates Index. The comparison of cumulative total return to shareholders assumes that $100 was invested in the Common Stock of the Company on September 15, 1993 (the effective date of the registration of the Company's Common Stock under the Securities Exchange Act of 1934, as amended), and in the Russell 2000 Index and the Standard & Poor's Conglomerates Index on August 31, 1993, and that all dividends were reinvested.


               COMPARISON OF 40 MONTH CUMULATIVE TOTAL RETURN*
           AMONG INSILCO CORPORATION, THE S & P CONGLOMERATE INDEX
                          AND THE RUSSELL 2000 INDEX


      Insilco Corporation      Russell 2000     S & P Conglomerates
      -------------------      ------------     -------------------
              100                  100                   100
              113                  105                    99
              207                  104                    94
              268                  129                   122
              323                  148                   139

------------
* Assumes $100 invested on 09/15/93 in Insilco common stock or on 08/31/93 in each index. Total return assumes dividends are reinvested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors has been comprised of two nonemployee directors, James J. Gaffney and Thomas E. Petry. None of the current directors on the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1996 or had any relationships during 1996 that would require disclosure under SEC rules, except as follows:

         In 1995, the Company loaned $210,000 to James J. Gaffney, a director of the Company, in two separate loan transactions. Each loan bears interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate and is payable to the Company on demand. Mr. Gaffney pledged of 13,334 shares of restricted stock of the Company to secure his repayment obligation under the terms of the loans. The loan was repaid in full on February 19, 1997.

         In 1995, the Company loaned $128,361.50 to James D. Miller, an executive officer of the Company. The loan bears interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate and is payable to the Company on demand. Mr. Miller pledged 15,246 shares of restricted stock of the Company to secure his repayment obligation under the terms of the loan. Mr. Miller terminated his employment with the Company on April 18, 1997.

         Terence M. O'Toole and Barry S. Volpert are partners in Goldman Sachs and directors of the Company. The Company expects that Goldman Sachs will from time to time provide it with financial advisory services in connection with the possible sale of, or other significant transactions involving, various of its businesses and that Goldman Sachs will perform such financial advisory and other investment banking services for it on terms and conditions no less favorable to it than it could obtain from an unaffiliated firm of comparable rank. Such engagements are expected to provide for the payment of fees, the reimbursement of Goldman Sachs' reasonable expenses and the indemnification of Goldman Sachs against various liabilities, including liabilities under the federal securities laws. Goldman Sachs may also hold or acquire from time to time equity or creditor interests in entities with which the Company transacts business in the ordinary course. The Company is not aware of any transaction or of any currently proposed transaction, in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than the Company, except as follows:

         Goldman Sachs Credit Partners L.P. (formerly Pearl Street, L.P.), an affiliate of Goldman Sachs, has a small participating interest in the $285 million bank credit facility entered into by the Company during 1994. The Company paid Pearl Street L.P. $372,000 in interest and fees in 1996 on its participation in the credit facility.

         Goldman Sachs provided the Company with financial advisory services in connection with the automotive tubing business of H. Lingemann KG, GmbH and was paid a fee of $1,000,000 and reimbursed for expenses incurred therewith.

         Goldman Sachs was also retained to assist the Company in the sale of the Rolodex business. The business was sold March 5, 1997 and the Company will pay Goldman Sachs a fee on account of the sale of $1,755,000 and reimburse Goldman's reasonable expenses incurred in the sale.

         The Company believes that the terms of all the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

            PROPOSAL TO APPROVE THE INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE COMPANY'S 1993 LONG-TERM
                                 INCENTIVE PLAN

         The proposed amendment to the Insilco Corporation 1993 Long-Term Incentive Plan (the "Plan") would increase the number of shares of Common Stock subject to the Plan from 1,500,000 shares to 2,000,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the 1997 Annual Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE INSILCO CORPORATION 1993 LONG-TERM INCENTIVE PLAN.

1993 LONG-TERM INCENTIVE PLAN

         The Company's Board of Directors believes that providing selected persons with an opportunity to invest in the Company will give them additional incentive to increase their efforts on behalf of the Company and will enable the Company to attract and retain the best available employees. The Company's Board of Directors has approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,500,000 to 2,000,000 shares.

         The Plan provides for the grant of stock options, stock appreciation rights, stock awards, or cash awards (collectively, the "Awards") to employees of the Company or any of its subsidiaries who hold positions of responsibility and whose performance, in the judgment of the Compensation Committee of the Board of Directors (the "Committee"), can have a significant effect on the success of the Company (each, a "Participant"). The Plan was adopted by the Company's Board of Directors on April 1, 1993, and approved by the Company's stockholders at the 1993 Annual Meeting of Stockholders held on March 26, 1993.

         The Plan is administered by the Committee which is composed of two nonemployee directors who are not eligible to participate in the Plan. With respect to all eligible persons, the Committee has the exclusive power to determine to whom and at what time and to what extent Awards may be granted. The Committee has exclusive power to determine the terms and conditions of all Awards, to interpret the Plan and to grant waivers of restrictions set forth in the Plan. The Committee may delegate to the Chief Executive Officer or to other senior officers its duties under the Plan, with the exception of its authority to grant Awards to, or take other action with respect to, eligible persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Each Award under the Plan is or will be embodied in an Award Agreement containing such terms and conditions as determined by the Committee, including treatment of the Award upon termination of the participant's employment. No Award under the Plan constituting a derivative security within the meaning of Rule 16a-1(c) of the Exchange Act is assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

         Payment of Awards may be in the form of cash or the Company's Common Stock or combination of cash and the Company's Common Stock and may include such restrictions as the Committee has determined. In addition, payments may be deferred, either in the form of installments or a future lump sum payment, with the approval of the Committee. Dividends or dividend equivalent rights may be made part of any Award which is in the form of the Company's Common Stock or units of the Company's Common Stock as determined by the Committee. The Committee also may allow a participant to elect to substitute an Award for another Award or Awards of the same or different type.

         The Plan may be amended or terminated at any time except that (1) no amendment or alteration may impair the rights of any Participant under any Award previously granted without such Participant's consent and (2) no amendment or alteration is effective prior to approval by the Company's stockholders to the extent that such approval is required pursuant to Rule 16b-3 of the Exchange Act or to the extent that approval is otherwise required by applicable legal requirements.

         The price of a stock option awarded under the Plan may not be less than the par value of the Company's Common Stock on the date of grant of the option. Upon exercising a stock option granted under the Plan, the optionee must pay the exercise price in cash or if permitted by the Committee, by tendering previously owned the Company's Common Stock or surrendering another Award, including restricted stock, valued at fair market value on the date of exercise. Stock options awarded under the Plan may either meet the requirements of Section 422 ("Incentive Stock Options") of the Internal Revenue Code of 1986, as amended (the "Code"), or not meet such requirements ("Non-Statutory Stock Options"). The Committee also may provide for loans from the Company to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of the Company's Common Stock issuable pursuant to an Award.

         As of March 31, 1997, options to purchase an aggregate of 980,692 shares of the Company's Common Stock (net of options canceled) had been granted pursuant to the Plan, options to purchase 212,877 shares had been exercised, options to purchase 768,415 shares remained outstanding, and only 518,708 shares remained available for future grant. As of March 31, 1997, the market value of all shares of the Company's Common Stock subject to outstanding options under the Plan and all of the Company's stock option plans were approximately $28,623,458 and $34,136,459, respectively (based upon the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on March 31, 1997 of $37.25 per share). During the 1995 and 1996 fiscal years, options covering 12,850 shares and 102,900 shares, respectively, of the Company's Common Stock were granted to employees of the Company under the Plan. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of the Company's Common Stock for purposes of calculating the Company's net income per share. The market value of the 2,000,000 shares of the Company's Common Stock to be subject to the Plan was approximately $74,500,000 as of March 31, 1997. The Company has never made any grants of stock appreciation rights, stock awards, or cash awards under the Plan.

         As of March 31, 1997, the following current executive officers named in the Company's Form 10-K for the year ended December 31, 1996 had been granted options under the Plan as follows:


                                                NUMBER OF OPTIONS                 AVERAGE EXERCISE
                NAME                                 GRANTED                      PRICE PER SHARE
-------------------------------------      ---------------------------       --------------------------
Robert L. Smialek                                   400,000                            $23.50
James D. Miller(1)                                   55,000                            $19.55
Robert F. Heffron                                    37,000                            $20.41
Les G. Jacobs                                        25,000                            $22.00
Philip K. Woodlief                                   21,500                            $19.88
Kenneth H. Koch                                      19,500                            $21.41
David A. Kauer                                       16,500                            $21.36

-----------

(1)  Mr. Miller terminated his employment with the Company on April 18, 1997.

Since adoption of the Plan: (i) all current executive officers, as a group, have been granted options under the Plan covering 574,500 shares of the Company's Common Stock which represents approximately 54% of the total number of options granted pursuant to the Plan; and (ii) all current employees, excluding executive officers, as a group, have been granted options under the Plan covering 491,100 shares of the Company's Common Stock which represents approximately 46% of the total number of options granted pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Based on current provisions of the Code and the existing regulations thereunder, the anticipated federal income tax consequences with respect to Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights ("SARs"), Stock Awards, and Cash Awards granted under the Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon the federal income tax laws as in effect on the date hereof.

         Incentive Stock Options. In general, a participant who is granted an Incentive Stock Option does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an Incentive Stock Option, however, the difference between the fair market value of the shares of the Company's Common Stock received and the option price is a tax preference item potentially subject to the alterative minimum tax. On the later sale or other disposition of the shares of the Company's Common Stock, generally only the difference between the fair market value of the Company's Common Stock on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

         Upon disposition of the shares of the Company's Common Stock acquired from exercise of an Incentive Stock Option, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the Participant disposes of the shares of the Company's Common Stock within two years of the date of grant or within one year from the date of the issuing of the shares of the Company's Common Stock to the Participant (a "Disqualifying Disposition"), then the Participant will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of
(i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares of the Company's Common Stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares of the Company's Common Stock have been held.

         The Company is not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of the shares of the Company's Common Stock acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition.

         If the holder of an Incentive Stock Option pays the exercise price, in whole or in part, with previously acquired shares of the Company's Common Stock, the exchange should not effect the Incentive Stock Option tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the Participant upon the delivery of the previously acquired shares of the Company's Common Stock to the Company for the payment of the exercise price. The shares of the Company's Common Stock received by the Participant, equal in number to the previously acquired shares of the Company's Common Stock exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares of the Company's Common Stock. The Participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares of the Company's Common Stock received by the Participant in excess of the number of previously acquired shares of the Company's Common Stock will have a basis of zero (unless there was gain recognized or cash paid upon the exercise) and a holding period which commences as of the date the shares of the Company's Common Stock are issued to the Participant upon exercise of the Incentive Stock Option. If the exercise of an Incentive Stock Option is effected using shares of the Company's Common Stock previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares of the Company's Common Stock will be considered a disposition of such shares of the Company's Common Stock for the purposes of determining whether a Disqualifying Disposition has occurred.

         Non-Statutory Stock Options. A Participant receiving a Non-Statutory Stock Option does not recognize taxable income on the date of grant of the Non-Statutory Stock Option, provided that the Non-Statutory Stock Option does not have a readily ascertainable fair market value at the time it is granted. In general, the Participant must recognize ordinary income at the time of exercise of the Non-Statutory Stock Option in the amount equal to the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a Participant will be deductible by the Company in the year that the Participant recognizes the income if the Company complies with the applicable withholding and reporting requirements.

         Shares of the Company's Common Stock acquired upon exercise of a Non-Statutory Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares of the Company's Common Stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares of the Company's Common Stock, the Participant will recognize long-term capital gain or loss if the Participant has held the shares of the Company's Common Stock for more than one year prior to disposition, or short-term capital gain or loss if the Participant has held the shares of the Company's Common Stock for one year or less.

         If the holder of a Non-Statutory Stock Option pays the exercise price, in whole or in part, with previously acquired shares of the Company's Common Stock, the holder will recognize ordinary income in the amount by which the fair market value of the shares of the Company's Common Stock received exceeds the exercise price. The Participant will not recognize gain or loss upon delivery of the previously acquired shares of the Company's Common Stock to the Company. The shares of the Company's Common Stock received by the holder of the Non-Statutory Stock Option equal in number to the previously acquired shares of the Company's Common Stock exchanged therefor will have the same basis and holding period for capital gain purposes as the previously acquired shares of the Company's Common Stock. Shares of the Company's Common Stock received by the holder of the Non-Statutory Stock Option in excess of the number of previously acquired shares of the Company's Common Stock will have a basis equal to the fair market value of such additional shares of the Company's Common Stock as of the date ordinary income is recognized. Generally, the holding period for such additional shares of the Company's Common Stock will commence as of the date of exercise.

         Stock Appreciation Rights. The grant of an SAR generally will not result in income for the grantee or in a deduction for the Company. Generally, upon the receipt of shares of the Company's Common Stock or cash under an SAR, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares of the Company's Common Stock (less any amounts paid upon exercise of the SAR) plus any cash received. Income tax withholding will be required.

         Stock Awards. A Participant receiving a Stock Award which is not subject to restrictions will recognize ordinary income equal to the fair market value of the shares of the Company's Common Stock received. The Company will be entitled to a corresponding deduction. Income tax withholding will be required.

         A Participant receiving restricted and nontransferable stock generally will not recognize income upon the grant of such shares, but will recognize ordinary income when and to the extent that the restrictions on such shares lapse, in an amount equal to the fair market value of the shares at the time such restrictions lapse. The tax basis to the Participant will equal the amount of ordinary income incurred at the time the restrictions lapse. Any subsequent gain or loss upon resale of restricted stock will be long-term or short-term capital gain or loss depending on how long the shares are held.

         The above assumes a Participant does not file a Code Section 83(b) election ("Election") at the time such restricted stock is granted. If an Election is filed, a Participant will be taxed in an amount equal to the then fair market value of all such shares, determined without regard to the restrictions. This Election is made pursuant to a complex set of rules contained in Section 83(b) of the Code and the Treasury Regulations thereunder and must be made within 30 days of the grant. If a Participant makes the Election, then subsequent appreciation or depreciation of the shares generally will qualify for capital gain or loss treatment. Assuming no forfeiture, any future appreciation or depreciation would constitute long-term or short-term capital gain or loss depending on how long the shares are held. Generally, there would be no further tax consequence when the restrictions expired.

         Generally, if a Participant does not make the Election and is required to forfeit all or a portion of the restricted stock to the Company prior to the lapse of the restrictions, there is no tax consequence to the Participant. If a Participant did make such Election and is required to forfeit all or a portion of the restricted stock to the Company, such Participant generally will not be able to recognize a loss equal to the amount such Participant previously included in income.

         In general, assuming no Election, the ordinary income recognized by a Participant upon the expiration of restrictions would be ordinary income subject to withholding.

         Subject to reasonable compensation limitations and assuming no Election, the Company generally will be entitled to a compensation deduction each year equal to the amount of income, if any, recognized by Participants for such year. The Company has reserved the right to require the Participant to remit to the Company, or to otherwise withhold from other amounts payable to the Participant as compensation, an amount sufficient to satisfy all federal, state, and local withholding tax requirements.

         Cash Awards. A Cash Award is taxable in the year of receipt as ordinary income and is subject to withholding. The Company should receive a corresponding deduction.

         Dividends. Unrestricted dividends will be taxable to the Participant upon receipt.

         Tandem and Substitute Awards. Special rules may apply if an Award is issued in combination with or in tandem with another award or is substituted for another Award. Participants should consult their personal tax advisors to determine the particular tax consequences of such "tandem" or substituted Awards.

         Deferral of Awards. Participants may be permitted to defer payment of an award either in the form of installments or a future lump sum payment. Such a deferral may impact the timing of the income to the Participant and the deduction of the Company. Participants should consult their personal tax advisors to determine the particular tax consequences of such a deferral.

         1993 Tax Act. The Budget Reconciliation Act of 1993 (the "1993 Act") has increased the difference between the maximum ordinary income tax rate and the preferential tax rate on long-term capital gains. The 1993 Act has also limited a corporation's ability to deduct certain nonqualifying compensation.

         Section 162(m). Section 162 (m) of the Code no longer permits the Company to deduct non-performance-based compensation in excess of $1,000,000 per year paid to certain covered officers. The Company believes that compensation paid pursuant to the Plan should qualify as performance-based compensation and therefore, Section 162(m) should not cause the Company to be denied a deduction for compensation paid to certain covered officers pursuant to the Plan.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         KPMG Peat Marwick LLP served as the Company's independent accountants and audited the Company's financial statements for the year ending December 31, 1996. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

         The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, containing financial statements for such year and the signed opinion of KPMG Peat Marwick LLP, independent certified public accountants, with respect to such financial statements, has been simultaneously sent to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

         A copy of the Company's Annual Report or Form 10-K for the fiscal year ended December 31, 1996, is available without charge to stockholders on request to:

                        Insilco Corporation
                        Attn:  Corporate Secretary
                        425 Metro Place North
                        Dublin, Ohio  43017

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all reporting persons complied with all filing requirements during fiscal 1996.

                         COST OF SOLICITATION OF PROXIES

        The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.

                              STOCKHOLDER PROPOSALS

        Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting of Stockholders. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 1998 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) on or before December 31, 1997. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the state of Delaware.

                                  OTHER MATTERS

        The only business which management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion. All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            ROBERT L. SMIALEK
                                            CHAIRMAN OF THE BOARD AND PRESIDENT

                                                                    COMMON STOCK

                         PROXY - INSILCO CORPORATION

         The undersigned stockholder of Insilco Corporation (the "Company") hereby appoints Robert L. Smialek and Kenneth H. Koch, or either one of them, as attorneys and proxies with full power of substitution to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Thursday, May 22, 1997, at 9:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1. THE ELECTION OF DIRECTORS.
   [  ]  FOR all nominees listed below (except as marked to the contrary)
   [  ]  WITHHOLD AUTHORITY to vote for all nominees listed below
         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

         James J. Gaffney * Terence M. O'Toole * Thomas E. Petry
         Robert L. Smialek * Barry S. Volpert

2. AMENDMENT TO THE INSILCO CORPORATION 1993 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PLAN FROM 1,500,000 TO 2,000,000 SHARES.
   [  ] FOR                        [  ] AGAINST                    [  ] ABSTAIN

3. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (Continued and to be signed on other side.)



                         (Continued from other side.)


THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

         The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated April 23, 1997 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares hereby is revoked.

         PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                          Dated:_______________________, 1997


                                          ___________________________________
                                                       (Signature)


                                          ____________________________________
                                                        (Signature)

                                          Signature(s) must agree with the
                                          name(s) printed on this Proxy. If
                                          shares are registered in two names,
                                          both stockholders should sign this
                                          Proxy. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full title.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS